ACTIVE/106925514.8

UNIFIRST CORPORATION

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, UniFirst Corporation (the “Company”) has adopted these Special Trading Procedures for Insiders (the “Trading Procedures”) in addition to, and to supplement, the Company’s Insider Trading Policy (the “Insider Trading Policy”), which is distributed to all directors, officers and employees of the Company.

•
SCOPE

These Trading Procedures regulate securities trades by members of the Company’s Board of Directors, officers required to file reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and certain other designated employees of the Company (collectively, “Insiders”) who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company. These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•
an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household;

•
all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities;

•
all persons who execute trades on behalf of the Insider; and
•
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its Common Stock, Class B Common Stock, options to purchase Common Stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to, or employment with, the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

ACTIVE/106925514.8

•
SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, officers and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan (as defined in Section D of these Trading Procedures). This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information, and for a discussion of civil, criminal and disciplinary actions that can result from insider trading and noncompliance with the Insider Trading Policy or these Trading Procedures. The Company has designated its Chief Executive Officer and its Chief Financial Officer as its Insider Trading Compliance Officers (each, a “Compliance Officer,” and together, the “Compliance Officers”). Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult either of the Compliance Officers for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.
No Trading Except During Trading Windows.

The announcement of the Company’s quarterly or annual financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from a Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the fifteenth (15th) day before the end of the then-current quarter. For example, if the Company issues its earnings release on a Wednesday morning prior to the open of trading on the New York Stock Exchange, which is 9:30 a.m. Eastern time, the trading window will open after the market closes on Thursday, which is 4:00 p.m. Eastern time (assuming both days are trading days).

Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre- approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2.
All Trades Must be Pre-Cleared by a Compliance Officer.

No Insider may trade in Company securities unless the trade has been approved by a Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures

ACTIVE/106925514.8

set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for the Compliance Officer’s own trades from the other Compliance Officer.

3.
No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

4.
No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

5.
No Company Securities Subject to Margin Calls.

No Insider may use the Company’s securities as collateral in a margin account or purchase any securities of the Company on “margin” (i.e., with money borrowed from a bank, brokerage firm, or other person for the purpose of purchasing securities).

6.
No Pledges Without Pre-Approval.

No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Compensation Committee of the Board of Directors. Any request for approval of such a pledge by an Insider must be submitted to the Compensation Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an Insider will be considered by the Compensation Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

7.
Gifts Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

•
PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade in Company securities until:

•
The Insider has notified a Compliance Officer by electronic mail of the amount and nature of the proposed trade(s). In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, such notification should, if practicable, be received by a Compliance Officer at least two (2) business days prior to the

ACTIVE/106925514.8

intended trade date;
•
The Insider has certified to a Compliance Officer by electronic mail or other writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;

ACTIVE/106925514.8

•
The Insider has informed a Compliance Officer whether, to the Insider’s best knowledge,
(a)
the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and
(b)
if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144. If the Insider’s notification does not address “(a)” or “(b)” above, the Insider shall be deemed to be informing the Compliance Officer that, to the Insider’s best knowledge, the Insider has not, or has not been deemed to have, engaged in any such opposite way transactions and that if applicable, the Insider’s proposed transaction meets all of the applicable conditions of Rule 144; and

•
A Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via electronic mail.

A Compliance Officer does not assume the responsibility for, and approval from a Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to a Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by a Compliance Officer.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate a Compliance Officer to approve any trade requested by an Insider. A Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, a Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, a Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by a Compliance Officer, an Insider must complete the proposed trade within three (3) business days after the date of written clearance or make a new trading request. For example, if an Insider receives written approval at any time on a Tuesday, an Insider must complete the proposed trade by the end of the Friday immediately after such Tuesday (assuming that each of Tuesday, Wednesday, Thursday and Friday is a business day).

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to a Compliance Officer on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities to the SEC within two (2) business days. For example, with respect to a director or officer that is subject to the reporting requirements of Section 16 of the Exchange Act, if a trade occurs on a Wednesday, the director or executive officer is

ACTIVE/106925514.8

required to file a report with the SEC no later than Friday at 10:00 p.m. (assuming that each of Wednesday, Thursday and Friday is a business day). The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each such report an Insider makes to a Compliance Officer should include the date of the transaction, the nature of the transaction (i.e., purchase, sale, exercise, etc.) quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to a Compliance Officer if such information is received by a Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

•
EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a Rule 10b5-1 plan that is pre-approved by a Compliance Officer will not be subject to the Company’s trading windows, and the Pre-Clearance Procedures above shall not apply to the individual transactions made pursuant to such pre-approved Rule 10b5-1 plan. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

Rule 10b5-1 Plan Requirements. Officers that are required to file reports with the SEC pursuant to Section 16 of the Exchange Act may sell securities of the Company only pursuant to a Rule 10b5-1 Plan.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•
Rule 10b5-1 Requirements: satisfy the requirements of Rule 10b5-1;
•
In Writing: be documented in writing;
•
Timing of Establishment: be established during a trading window when such Insider does not possess material, nonpublic information. In connection with the establishment of any such Rule 10b5-1 Plan, the Insider must certify to a Compliance Officer by electronic mail or other writing prior to such establishment that the Insider is not in possession of material, nonpublic information concerning the Company;

•
Waiting Period:
•
for directors and for officers required to file reports with the SEC pursuant to Section 16 of the Exchange Act: provide that the first transaction executed pursuant to the Rule 10b5-1 Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan, as applicable, and (ii) the

ACTIVE/106925514.8

third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.

•
for other Insiders: provide that the first transaction executed pursuant to the Rule 10b5-1 Plan may not occur until 45 days following adoption, amendment or modification of the plan.

•
Plan Term: have a term of at least 12 months;
•
Only One Plan in Effect at Any Time: Unless otherwise approved by a Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Rule 10b5-1 Plan in effect at any time. However, an Insider may adopt a new Rule 10b5-1 Plan to replace an existing Rule 10b5-1 Plan before the scheduled termination date of such existing Rule 10b5-1 Plan so long as the new Rule 10b5-1 Plan does not become effective prior to the completion or expiration of transactions under the existing Rule 10b5-1 Plan, in all cases consistent with Rule 10b5-1, and the new Rule 10b5-1 Plan must comply with the cooling off period and other requirements of these Trading Procedures; and

•
Compliance Officer Approval: be pre-approved by a Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) may only be made during a trading window when such Insider does not possess material, nonpublic information. Such deviation or alteration will constitute termination of the Rule 10b5-1 Plan and adoption of a new Rule 10b5-1 Plan, which must be approved by a Compliance Officer and will be subject to the requirements (including the waiting period requirements) set forth above.

During any 12-month period, an Insider may only enter into one Rule 10b5-1 Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Rule 10b5-1 Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Rule 10b5-1 Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company and where the Insider does not control the timing of such sales.

A Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deem appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements above, including, without limitation, the requirements of Rule 10b5-1. A Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If a Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Employee Benefit Plans.

1.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading

ACTIVE/106925514.8

Procedures do not apply to the exercise of an option to purchase securities of the Company

ACTIVE/106925514.8

when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute all or part of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.
Tax Withholding on Restricted Stock/Units or Stock Appreciation Rights. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units or stock appreciation rights to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.

•
WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by either Compliance Officer or his or her designee.

•
ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that they have received a copy and agree to comply with the terms of these Trading Procedures and the Insider Trading Policy.

This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy and these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance. Sanctions for individuals employed by the Company may include demotion or other disciplinary actions, including termination of employment if the Company believes these Trading Procedures have been violated.

Insiders may be required by the Company to periodically certify continued compliance with these Trading Procedures.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). The Company may change these Trading Procedures or adopt such other procedures in the future which it considers appropriate to carry out the purposes of its Insider Trading Policy.

ACTIVE/106925514.8

By clicking on the “Acknowledge and Agree” button at the top of this page, and in the pop-up screen that will follow, I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Special Trading Procedures for Insiders (the “Trading Procedures”) of UniFirst Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Trading Procedures.

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officers.

Adopted by the Board of Directors on: July 12, 2022 Revised by the Board of Directors on: January 10, 2023